EXHIBIT 10.35

SIXTH AMENDMENT

TO THE

EARLE M. JORGENSEN

EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective as of April 1, 2001)

THIS SIXTH AMENDMENT, by EARLE M. JORGENSEN HOLDING COMPANY, INC. (the “Company”), to the Earle M. Jorgensen Employee Stock Ownership Plan (As Amended and Restated Effective as of April 1, 2001) (the “Plan”) is effective as of April 1, 2004 or such other date as indicated herein.

The Plan is hereby amended as follows:

I.

The name of the Plan is changed to the “Earle M. Jorgensen Stock Bonus Plan.” The definition of “Plan” in Section 2 and any references to “Employee Stock Ownership Plan” and “ESOP” are changed accordingly.

II.

The definition of “Fair Market Value” in Section 2 is amended to read as follows:

“Fair Market Value	The fair market value of Company Stock, as determined by the Committee for all purposes under the Plan based upon a valuation by an independent appraiser. In the case of (i) any Participant who has, on or before the Relevant Date (as defined in Section 4A(b)), both terminated employment from the Company and Employer, and filed a written notice with the Company to put the Company Stock back to the Company in accordance with Section 15(b) and (ii) any Participant who receives an automatic cash payment pursuant to Section 12(a) prior to the Relevant Date, the price shall be determined using the enterprise basis of valuation.

However, except as provided in the preceding sentence, if the Company Stock is readily tradable on an established securities market, “Fair Market Value” on any date means:

(1) if the Company Stock is listed or admitted to trade on a national securities exchange, the closing price of a Share on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which such stock is so listed or admitted to trade, on such date, or, if there is no trading of the Company Stock on such date, then the closing price of a Share as quoted on such Composite Tape on the next preceding date on which there was trading in the Shares;

(2) if the Company Stock is not listed or admitted to trade on a national securities exchange, the closing price for a Share on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; or

(3) if the Company Stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for a Share on such date, as furnished by the NASD or a similar organization.”

III.

Section 4 of the Plan is amended to read as follows:

“Section 4. Employer Contributions.

(a) Amount of Employer Contribution – Employer Contributions shall be paid to the Trustee for each Plan Year in such amounts (or under such formula) as may be determined by the Board of Directors. Additional Employer contributions (“Additional Employer Contributions”) shall be made for Plan Years ending March 31, 2005 and March 31, 2006 as set forth in Section 4A.

(b) Payment of Employer Contributions – Employer Contributions for each Plan Year shall be paid to the Trustee not later than the due date (including extensions) for filing the Company’s Federal income tax return for that Plan Year. Employer Contributions may be paid in cash and/or in shares of Company Stock, as determined by the Board of Directors. The amount of any Employer Contributions that are paid in the form of shares of Company Stock shall be based upon Fair Market Value as of the date such shares are issued to the Trust.

(c) Additional Provisions – Employer Contributions shall not be made for any Plan Year in amounts which can be allocated to no Participant’s Accounts by reason of the allocation limitations described in Section 7 or in amounts which are not deductible under Section 404(a) of the Code. Any Employer Contributions which are not deductible under Section 404(a) of the Code shall be returned to the Employer by the Trustee (upon the direction of the Company) within one year after the deduction is disallowed or after it is determined that the deduction is not available. In the event that Employer Contributions are paid to the Trust by reason of a mistake of fact, such Employer Contributions shall be returned to the Employer by the Trustee (upon the direction of the Company) within one year after the payment to the Trust.

(d) No Participant shall be required or permitted to make contributions to the Trust.”

IV.

A new Section 4A is added to read as follows:

“Section 4A. Additional Employer Contributions for Plan Years Ending in 2005 and 2006.

(a) Additional Employer Contributions. In addition to the Employer Contributions permitted under the discretionary basis pursuant to Section 4(a), Additional Employer Contributions shall be made for Plan Years ending March 31, 2005 and March 31, 2006 as set forth in this Section 4A. Said Additional Employer Contributions will be made in shares of common stock of the Company (“Common Stock”) no later than the date specified in Section 4(b). For the Plan Years ending March 31, 2005 and 2006, the Company will specify which portion of the Employer Contribution is made pursuant to Section 4 (to be allocated under Section 6(a)(l)) or is an Additional Employer Contribution made and allocated under this Section 4A. Except for purposes of Sections 3(a) and (b), 4(a), 4A and 6(c), Additional Employer Contributions will be considered Employer Contributions.

(b) Overview. The Additional Employer Contributions are part of a program (the “Program”) intended to provide certain eligible persons with either allocations under the Plan, or direct cash payments outside the Plan, and/or Supplemental Employee Stock Bonus Plan (the “Supplemental SBP”) credits. The benefit for any eligible person is an amount based on 108.17% of the total number of shares of Common Stock that remain allocated to his Company Stock Account on the Relevant Date, as those capitalized terms are defined below. Notwithstanding the above, the Additional Employer Contributions will only be allocated to Applicable Participants, as defined below.

For purposes of this Section 4 A, the following terms shall be defined as follows:

“Applicable Participant” shall mean each Participant who meets all of the following conditions: (i) as of the Relevant Date, his or her Company Stock

Accounts includes Common Stock, (ii) he or she has not, on or before the Relevant Date, both terminated employment from the Company and Employer, and filed a written notice with the Company to put the Common Stock back to the Company in accordance with Section 15(b), and (iii) he or she earned Statutory Compensation during the period from April 1, 2004 until the Relevant Date, inclusive, whether or not employed by the Employer on the Relevant Date. Notwithstanding Sections 3(a) and (b), an Applicable Participant shall be entitled to an allocation of Additional Employer Contributions to the extent set forth in this Section 4A.

“Relevant Date” shall mean the date on which amended Consent Order and Release by and between United States Department of Labor, the Company, the Plan and certain other parties is entered by the court.

“Total Allocation” shall mean, for an Applicable Participant, the product of 108.17% and the total number of shares of Common Stock allocated to his Company Stock Account on the Relevant Date (expressed as a number of shares).

If it were not for applicable tax limitations, the Company and/or Employer would contribute to the Plan shares of Common Stock so that each Applicable Participant would receive allocations under the Plan of a number of shares equal to the Total Allocation. However, due to tax limitations, the full amount of such contributions and allocations are not permitted for some of the Applicable Participants. Accordingly, part of the contribution will be made for the Plan Year ending March 31, 2005 and part will be contributed for the Plan Year ending March 31, 2006. To the extent applicable tax limitations do not permit an Applicable Participant to receive an aggregate allocation of the Additional Employer Contributions for those two Plan Years equal to the Total Allocation, the Applicable Participant will receive, outside of the Plan, either direct cash payments from the Company (or Employer) pursuant to a Former Employees Cash Bonus Plan or phantom stock units under the Supplemental SBP.

Notwithstanding the foregoing description, the actual amount of Additional Employer Contributions to be made and allocated under this Plan are set forth in the following subsections of this Section 4A.

(c) The number of shares of Common Stock contributed as an Additional Employer Contribution for the Plan Year ending March 31, 2005 for an Applicable Participant (“2005 Allocation”) shall be calculated and allocated as follows. A separate calculation shall be performed for each Applicable Participant.

(1) Subject to this subsection (c), the Total Allocation for the Applicable Participant shall be tentatively allocated to that Applicable Participant for the Plan Year. As soon as practicable after March 31, 2005, the Company shall determine whether a contribution of the Total Allocation for the Applicable Participant would violate Section 7 of this

Plan, taking into account all other contributions to the Plan and the ECAP for the Plan Year. For this purpose, the Total Allocation shall be valued at the Fair Market Value as of the date the Additional Employer Contribution is issued to the Trust. Notwithstanding Section 7, to the extent that the limit under Section 7 is exceeded for any particular Applicable Participant, the tentative allocation for that Applicable Participant shall be reduced to the extent needed to comply with Section 7.

(2) The Company shall then determine whether the remaining tentative allocations under paragraph (1), together with any other Employer Contributions made for the Plan Year, would violate Section 401(a)(4) of the Code and the regulations thereunder (“Section 401(a)(4)”). For this purpose, the Company shall perform a general nondiscrimination test under Section 401(a)(4); the test shall be performed in accordance with Appendix A. The remaining tentative allocation for each Applicable Participant who is a Highly Compensated Employee shall be reduced as necessary to comply with Section 401(a)(4).

(3) For any particular Applicable Participant, the Company shall contribute, as an Additional Employer Contribution for the Plan Year ending March 31, 2005, that number of shares of Common Stock equal to the tentative allocation for that Applicable Participant, as reduced in accordance with paragraphs (1) and (2) above (“2005 Allocation”). Said shares shall be allocated to the Company Stock Account of that Applicable Participant.

(4) The excess of the Total Allocation over the 2005 Allocation for an Applicable Participant, if any, is called the “Remaining Allocation” for the Applicable Participant.

(d) Any Applicable Participant who is not an Employee on April 1, 2005, shall not be entitled to any Additional Employer Contribution for any Plan Year ending after March 31, 2005, or any credits under the Supplemental SBP. Instead, such Applicable Participant shall receive cash payments (pursuant to the Former Employees Cash Bonus Plan, and not this Plan) to reflect the Remaining Allocation, if any, in an amount set forth in said Bonus Plan.

(e) The number of shares of Common Stock contributed as an Additional Employer Contribution for the Plan Year ending March 31, 2006 for an Applicable Participant (“2006 Allocation”) shall be calculated and allocated as follows. A separate calculation shall be performed for each Applicable Participant.

(1) Subject to this subsection (e), the Remaining Allocation for the Applicable Participant shall be tentatively allocated to that Applicable Participant for the Plan Year. No contribution or allocation shall be made for Applicable Participants paid pursuant to subsection (d) above.

(2) As soon as practicable after March 31, 2006, the Company shall apply the limits of Section 7 and Appendix A for said Plan Year in accordance with subsections (c)(1) and (2) above. Notwithstanding Section 7, to the extent that the limit under Section 7 is exceeded for any particular Applicable Participant, the tentative allocation for that Applicable Participant shall be reduced to the extent needed to comply with Section 7. To the extent necessary, the remaining tentative allocation for that Plan Year of each Applicable Participant who is a Highly Compensated Employee shall be further reduced as necessary to comply with Section 401(a)(4).

(3) For any particular Applicable Participant (other than those paid pursuant to subsection (d) above), the Company shall contribute, as an Additional Employer Contribution for the Plan Year ending March 31, 2006, that number of shares of Common Stock equal to the tentative allocation for that Applicable Participant, as reduced in accordance with paragraph (2) above (“2006 Allocation”). Said shares shall be allocated to the Company Stock Account of that Applicable Participant.

(f) The sum of the reductions under paragraph (e)(2) above for an Applicable Participant (other than those paid pursuant to subsection (d) above), if any, shall be referred to as the “Supplemental SBP Allocation” (expressed as a number of units). Each such Applicable Participant’s Supplemental SBP Allocation, if any, shall be credited in accordance with the terms of the Supplemental SBP and shall not be contributed or allocated under this Plan.”

V.

Section 6(a) of the Plan is amended to read as follows:

“(a)(1) Employer Contributions and Forfeitures – Employer Contributions under Section 4(a) (excluding Additional Employer Contributions described in Section 4A) and Forfeitures under Section 10(b) for each Plan Year will be allocated as of the Allocation Date among the Accounts of Participants so entitled under Section 3(b) in the ratio that the Compensation of each such Participant bears to the total Compensation of all such Participants, subject to the allocation limitations described in Section 7.

(2) Additional Employer Contributions – Additional Employer Contributions described in Section 4A for each Plan Year will be allocated as of the Allocation Date among the Accounts of Applicable Participants so entitled under Section 4A in accordance with Section 4A.”

VI.

The second paragraph of Section 8 is amended to read as follows:

“Shares of Company Stock in the Trust that are not allocated to Rollover Accounts shall be voted by the Trustee only in such manner as shall be directed to the Committee. However, each Participant (or Beneficiary) will be entitled to give confidential instructions to the Trustee as to the voting of shares of Company Stock then allocated to his Company Stock Account, PAYSOP Account and Matching Account with regard to the following matters: (1) if the Company Stock does not qualify as a registration-type class of securities (within the meaning of Section 409(e) of the Code), with respect to any corporate matter which involves the voting of shares by stockholders and which constitutes a merger, consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or a similar transaction specified in regulations under Section 409(e)(3) of the Code, and (2) if the Company Stock does qualify as a registration-type class of securities, as to all matters on which the Company Stock is entitled to vote. In that event, any allocated Company Stock with respect to which voting instructions are not received from Participants (or Beneficiaries) and any shares of Company Stock held by the trust which are not then allocated to Participant’s Company Stock Accounts, PAYSOP Accounts, Matching Accounts and Rollover Accounts shall be voted by the Trustee in the manner determined by the Committee.”

VII.

Section 15(a) of the Plan is amended by adding the following sentence to the end thereof:

“This subsection does not apply if the Company Stock is readily tradable on an established market, within the meaning of Section 409(h) of the Code.”

VIII.

Section 15(b) of the Plan is amended to read as follows:

“(b) The Company shall provide a “put option” to any Participant (or Beneficiary) who receives a distribution of Company Stock. The put option shall permit the Participant (or Beneficiary) to sell such Company Stock to the Company at any time during two option periods. In order to exercise the put option, the Participant must file a written notice with the Company, and the Company Stock sold under such put option shall be deemed sold on the date notice is received by the Company. The first put option period shall be for at least 60 days beginning on the date of distribution. The second put option period shall be for at least 60 days beginning after the new determination of Fair Market Value (and notice to the Participant thereof) in the following Plan Year. Partial exercise of a put option is not permitted. The price to be paid for Company Stock sold pursuant to a put option shall be the Fair Market Value as of the Allocation Date immediately preceding the beginning of each put option period. The Company may allow the Committee to direct the Trustee to purchase shares of Company Stock tendered to the Company under a put option. The payment for any Company Stock sold under a put option shall be made within 30 days. This subsection does not apply if the Company Stock is readily tradable on an established market, within the meaning of Section 409(h) of the Code.”

IX.

Appendix A is added to the Plan to read as follows:

“APPENDIX A

NONDISCRIMINATION LIMITS

This Appendix A describes how the requirements of Section 4A(c)(3) of the Plan are applied with respect to Section 401(a)(4) of the Code. To implement Section 4A(c)(3), all of the allocations in the Plan are first performed on a hypothetical basis; no actual allocations are made until it is determined that the allocations comply with Section 401(a)(4) as described below.

In order to determine whether the allocations under the Plan comply with Section 401(a)(4), the Plan will apply the rules set forth in Treasury Regulation Section 1.401(a)(4)-(2)(c) (the general test for nondiscrimination in amounts of contributions). Accordingly, the following steps will be taken.

Step 1

Calculate an Allocation Rate for each Participant. It is equal to all allocations (based on the Fair Market Value, on the date of the contributions, of the Company Stock contributed for the Plan Year in question) for a Participant attributable to Employer Contributions (including Additional Employer Contributions), and allocations of Forfeitures divided by the Participant’s Statutory Compensation for the Plan Year. For this purpose, Social Security shall be imputed.

Step 2

Group all Participants into Rate Groups, with each Rate Group corresponding to a given Highly Compensated Employee.

Step 3

For each Rate Group, determine the ratio of Participants who are Nonhighly Compensated Employees within the Rate Group compared to all Nonhighly Compensated Employees (excluding those hired since the last Entry Date of the year) divided by the ratio of Participants who are Highly Compensated Employees within the Rate Group compared to all Highly Compensated Employees. If said ratio equals or exceeds 70% for every Rate Group, the Plan shall comply with Section 401(a)(4).

Step 4

In the event one or more Rate Groups fail to meet the requirements of Step 3, the ratios for each Rate Group calculated pursuant to Step 3 shall be compared with the Safe Harbor Mid Point Percentage. If the ratio so determined for any Rate Group is less than the Safe Harbor Mid Point Percentage, the allocations do not meet Section 401(a)(4) of the Code and the allocations shall be reduced pursuant to Step 6. Otherwise, proceed to Step 5.

Step 5

In the event every Rate Group’s ratio calculated pursuant to Step 4 is equal to or greater than the Safe Harbor Mid Point Percentage, determine the average Allocation Rate for all Nonhighly Compensated Employees and the average shall mean Allocation Rate for all Highly Compensated Employees. Include in this calculation benefits from all tax qualified retirement plans sponsored by the Employer, normalizing any defined benefit plan benefits. If the ratio of the average Allocation Rate for Nonhighly Compensated Employees compared to the average Allocation Rate for Highly Compensated Employees equals or exceeds 70%, the allocations under this Plan comply with Code Section 401(a)(4). If the ratios are less than 70%, the allocations do not comply with Code Section 401(a) and must be reduced pursuant to Step 6.

Step 6

If any Rate Group (or the average Allocation Rate under Step 5) fails to meet the foregoing rules, then the amount tentatively contributed and allocated to the Highly Compensated Employee(s) for that Plan Year shall be reduced so as to comply with Section 401(a)(4) of the Code. Said reductions shall generally be made by reducing the highest paid Participant(s) in the Rate Group such amount as is necessary to move him or her to the next highest Rate Group. However, if it is necessary to reduce the next highest Rate Group as well, Participants in such next highest Rate Group whose allocations have not already been adjusted pursuant to this Step 6 for the Plan Year shall be adjusted before Participants whose allocations have previously been adjusted for the Plan Year (and persons whose allocations have only been adjusted once shall be adjusted before those whose allocations have been adjusted twice, etc.)

For purposes of this Appendix A, the following definitions shall apply:

(i) “Rate Group” means a group of Participants consisting of a Highly Compensated Employee and all other Participants with Allocation Rates equal to or greater than the Allocation Rate of the Highly Compensated Employee. A Rate Group shall be established for each Participant who is a Highly Compensated Employee.

(iii) “Nonhighly Compensated Employee Concentration Percentage” means the percentage of all Employees who meet age and service requirements of this Plan who are Nonhighly Compensated Employees.

(iv) “Safe Harbor Mid Point Percentage” shall be the rate determined pursuant to Table I attached hereto.

TABLE I

IRS NONDISCRIMINATORY CLASSIFICATION PERCENTAGES

Nonhighly Compensated Employee Concentration Percentage	Safe Harbor Mid Point Percentage
60 or below	45.00%
61	44.25%
62	43.50%
63	42.75%
64	42.00%
65	41.25%
66	40.50%
67	39.75%
68	39.00%
69	38.25%
70	37.50%
71	36.75%
72	36.00%
73	35.25%
74	34.50%
75	33.75%
76	33.00%
77	32.25%
78	31.50%
79	30.75%
80	30.00%
81	29.25%
82	28.50%
83	27.75%
84	27.00%
85	26.25%
86	25.50%
87	24.87%
88	24.50%
89	24.12%
90	23.75%
91	23.37%
92	23.00%
93	22.62%
94	22.25%
95	21.87%
96	21.50%
97	21.12%
98	20.75%
99	20.37%”

IN WITNESS WHEREOF, the Company has caused this Sixth Amendment to be executed by its duly authorized officer as of the 17th day of December, 2004.

EARLE M. JORGENSEN HOLDING COMPANY, INC.

By:

Name:

Title:

Date: